UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2005

TeraForce Technology Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-11630	76-0471342
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1240 East Campbell Road, Richardson, Texas		75081
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	469-330-4960

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The Company's 12% Convertible Subordinated Notes (the "Notes") matured on June 30, 2005. Principal and accrued interest due under the notes amounts to approximately $3,215,000. The Company has not made payment of these amounts. Failure to make these payments consititutes an event of default pursuant to the note agreement underlying the Notes. The holders of the Notes have the right to demand that the unpaid principal and accured interest are immmediately due and payable. The Company has not received such demand.

Default under the Notes constitutes a default under the Company's other borrowing arrangements, including the $2,750,000 credit agreement with Encore Bank, the $3,900,000 credit agreement with Bank One, NA and the Company's $500,000 convertible note payable. Upon notice from the holders of these obligations these amounts, plus any accrued and unpaid interest, becomes immediately due and payable. The Company has not received such notice from the holders of any of these obligations.

Pursuant to the terms of the subordination provisions of the Notes, the Company is prohibited from making any payments pursuant to the Notes if an event of default exists on any senior debt, as defined. The credit agreement with Encore Bank and Bank One and the $500,000 convertible note are considered senior debt for this purpose.

Should the holders of any of the obligations described above make demand of the Company for payment or instigate legal actions, the Company could be forced to seek bankruptcy protection.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeraForce Technology Corporation

July 6, 2005	By:	Robert P. Capps

Name: Robert P. Capps
Title: Chief Financial Officer